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                                                                  EXHIBIT 10.1

                      RESTATEMENT OF EMPLOYMENT AGREEMENT

    This Agreement is entered into as of August 31, 1996 between Oracle Corporation ("Employer") and David J. Roux ("Employee") to restate the existing terms of the employment relationship between Employer and Employee and eliminate provisions which have expired.

    If Employee's employment is involuntarily terminated without good cause, Employee will receive severance at his base salary rate of $29,166.67 per month for twelve months, provided, however, that any such payments would cease whenever Employee obtained other employment. During any period for which Employee receives severance, Employee would continue to receive health care benefits under COBRA provisions at Employer's expense.

    Until September 26, 1998, Employee is entitled to a minimum of $250,000 per year in discretionary incentive income. However, Employee has chosen to participate in Employer's Fiscal Year 1997 Executive Compensation Bonus Plan ("the FY97 Executive Plan"). Employee understands that there is no minimum compensation guarantee in the FY97 Executive Plan, and that by participating in the FY97 Executive Plan, Employee is foregoing the $250,000 guarantee. So long as Employee remains a member of Employer's Executive Management Committee, Employee may continue to participate in Employer's Executive Compensation Bonus Plan, but thereby foregoes any minimum incentive income guarantee.

    IN WITNESS WHEREOF, Employer and Employee have executed this Agreement as of the date first above written.

EMPLOYER:

ORACLE CORPORATION,
a Delaware corporation


By: /s/ Phillip E. Wilson
   --------------------------------------
   Phillip E. Wilson
   Senior Vice President, Human Resources


EMPLOYEE:

/s/ David J. Roux
-----------------------------------------
DAVID J. ROUX